Exhibit 10.02

                            AGREEMENT

     THIS AGREEMENT ("Agreement"), dated as of November 1, 1996, is entered into by and between Lindbergh-Hammar Associates, Inc., a Texas corporation, whose address is, P.O. Box 1329, Weatherford, Texas 76086; and Wasatch Pharmaceutical, Inc., a Utah corporation, whose address is 714 East 7200 South, Midvale, Utah 84047.

                           WITNESSETH

     WHEREAS, Lindbergh-Hammar Associates, Inc., desires to purchase six million (6,000,000) shares of the Common Stock of Wasatch Pharmaceutical, Inc.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Sale of Shares. At the Closing (as designed in Section 5 below), Wasatch Pharmaceutical, Inc. shall issue, sell and deliver to Lindbergh-Hammar Associates, Inc., and Lindbergh-Hammar Associates, Inc., agrees to purchase from Wasatch Pharmaceutical, Inc. the six million (6,000,000) shares of common stock in consideration for the issuance of a thirty million ($30,000,000) dollar note. The voting rights to the said six million (6,000,000) shares of Wasatch Pharmaceutical, Inc. will remain with the Board of Directors of Wasatch Pharmaceutical, Inc. for five (5) years from the date of this agreement provided however, that Lindbergh-Hammar Associates, Inc., is herewith being granted to its designee, one seat on the Wasatch Pharmaceutical, Inc. Board of Directors.

     2. Representations and Warranties by Wasatch Pharmaceutical, Inc. To induce Lindbergh-Hammar Associates, Inc., to purchase the six million (6,000,000) shares of its stock, hereby represents and warrants to Lindbergh-Hammar Associates, Inc., as follows:

     2.1 Organization: Qualification. Wasatch Pharmaceutical, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Wasatch Pharmaceutical, Inc. has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, as and in the places where its assets and properties are now owned, leased or operated and where such business is now being conducted.

     2.2 Capitalization of Wasatch Pharmaceutical, Inc. The authorized capital stock of Wasatch Pharmaceutical, Inc. consists of fifty million (50,000,000) shares of common stock, $0.001 par value ("Common Stock"), of which three million seventy nine thousand eight hundred fourteen (3,079,814) shares of Common Stock were issued and outstanding as of August 16, 1996.

     2.3 Status of the Shares of Wasatch Pharmaceutical, Inc. Six million (6,000,000) common shares have been duly authorized and, when delivered at the Closing, the Shares will be duly and validly issued, fully paid, non-assessable and will not have been issued in violation of any preemptive or other right of any other person. Said Six million (6,000,000) common shares represent 66% of the common shares issued and outstanding as of this date and time; and, Wasatch Pharmaceutical, Inc. agrees not to dilute the ownership position of the said Six million (6,000,000) common shares by any forward split or reverse split without advance written notice to .Lindbergh-Hammar Associates, Inc.

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     2.4 Authority Relative to this Agreement. Wasatch Pharmaceutical, Inc.
has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform any other obligations required of it hereunder. This Agreement has been duly and validly executed and delivered by Wasatch Pharmaceutical, Inc. and constitutes the legal, valid and binding agreement and obligation of Wasatch Pharmaceutical, Inc. enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity including principles governing the availability of equitable remedies.

     2.5 Consents and Approvals: No Violation. The execution and delivery of this Agreement by Wasatch Pharmaceutical, Inc. and the consummation of the transactions contemplated hereby, will not: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation of Bylaws of Wasatch Pharmaceutical, Inc. (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any United States or Foreign governmental or regulatory authority or other third party; (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract; or (iv) conflict with or result in a violation of any provision of
(A) any applicable statute, rule, regulation or ordinance or (B) any material order, write, injunction judgment, award, decree, grant, concession, grant, franchise or license applicable to Wasatch Pharmaceutical, Inc. or any material portion of its properties or assets.

     2.6 Financial Statement Matters: Undisclosed Liabilities. Wasatch Pharmaceutical, Inc. heretofore has delivered to Lindbergh-Hammar Associates, Inc., via FED-EX, a copy of its June 30, 1996 financials.

     2.7  Disclosure. No representation or warranty by Wasatch
Pharmaceutical, Inc. contained in this Agreement nor any oral or written statement or certificate to be furnished by Wasatch Pharmaceutical, Inc. to Lindbergh-Hammar Associates, Inc., or its representatives, in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omit to state any material fact required to make the statements herein or herein contained not misleading.

     3. Representations and Warranties by Lindbergh-Hammar Associates, Inc. In order to induce Wasatch Pharmaceutical, Inc. to accept its Preferred Stock, Lindbergh-Hammar Associates, Inc., hereby represents and warrants to Wasatch Pharmaceutical, Inc. as follows:

     3.1 Organization: Qualification. Lindbergh-Hammar Associates, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Lindbergh-Hammar Associates, Inc. has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, as and in the places where its assets and properties are now owned, leased or operated and where such business is now being conducted.

     3.2 Capitalization of Lindbergh-Hammar Associates, Inc. The aggregate number of shares which Lindbergh-Hammar Associates, Inc. has the authority to issue is one million (1,000,000) shares, classified as follows:

     A) Five hundred thousand (500,000) shares of common stock, no par value, of which fifty thousand (50,000) shares of Common Stock is issued and outstanding; and

     B) Five hundred thousand (500,000) shares of preferred stock, par value one thousand Dollars ($1,000.00) per share, bearing a non-cumulative dividend rate of five (5%) percent per annum, of which fifteen thousand three hundred fifty (15,350) shares of Preferred Stock is issued and outstanding.

     3.3  Status of the Preferred Stock. N/A

     3.4 Authority Relative to this Agreement. Lindbergh-Hammar Associates, Inc. has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform any other obligations required of it hereunder. This Agreement has been duly and validly executed and delivered by Lindbergh-Hammar Associates, Inc. and constitutes the legal, valid and binding agreement and obligation of Lindbergh-Hammar Associates, Inc. enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principle of equity including principles governing the availability of equitable remedies.

     3.5 Consents and Approvals: No Violation. The execution and delivery of this Agreement by Lindbergh-Hammar Associates, Inc., and the consummation of the transactions contemplated hereby, will not: (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the By-laws of the Corporate Charter; (ii) require any consent approval, authorization or permit of, or filing with or notification to, any United States or Foreign governmental or regulatory authority or other third party; (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract; or (iv) conflict with or result in a violation of any provision of
(A) any applicable Statue, ruler, regulation or ordinance; or (B) any material order, writ, injunction, judgment, award, decree, permit, concession, grant, franchise or license applicable to Lindbergh-Hammar Associates, Inc., or any material portion of its properties or assets.

     3.6 Financial Statement Matters: Undisclosed Liabilities. Lindbergh-Hammar Associates, Inc. has heretofore delivered to Wasatch Pharmaceutical, Inc. the un-audited balance sheet of Lindbergh-Hammar Associates, Inc., dated April 22, 1996

     3.7 Securities Representations. Lindbergh-Hammar Associates, Inc. hereby makes each and every warranty and covenant contained in the Subscription Agreement attached as Exhibit "A" hereto.

     3.8 Disclosure. No representation or warranty by Lindbergh-Hammar Associates, Inc. contained in this Agreement nor any oral or written statement or certificate furnished or to be furnished by Lindbergh-Hammar Associates, Inc. to Wasatch Pharmaceutical, Inc. or its representatives, in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading and Lindbergh-Hammar Associates, Inc. has disclosed to Wasatch Pharmaceutical, Inc. all information which is material to Wasatch Pharmaceutical, Inc. concerning its purchase of the Stock.

     3.9 Escrow and Safekeeping. Lindbergh-Hammar Associates, Inc. warrants to Wasatch Pharmaceutical, Inc. that the Wasatch Pharmaceutical, Inc. Shares will only be held on deposit in an Escrow or Safekeeping Account with an institution, i.e., Stock Transfer Company, Bank, Brokerage Firm, Attorneys Trust, Certified Accounting Firm, etc., in the United States of America. The securities will not be delivered or held in Escrow or Safekeeping by any of the aforementioned institutions or firms outside the United States of America.

     4.   Covenants

     4.1 Lindbergh-Hammar Associates, Inc. agrees that any insurance company or companies owned, controlled or managed by it will obtain and maintain in effect at all relevant times a level of reinsurance coverage which is equivalent to the level of reinsurance coverage customary in the insurance industry for businesses similar to that of Lindbergh-Hammar Associates, Inc.

     5.   Closing

     5.1  On or before October 13,1996, N/A

     5.2 At the Closing, Wasatch Pharmaceutical, Inc. will deliver a duly authorized and valid Certificate, or Certificates, evidencing the shares to Lindbergh-Hammar Associates, Inc.

     6. Survival of Representations and Warranties. All representations and warranties of Lindbergh Hammar Associates, Inc. on the one hand, and Wasatch Pharmaceutical, Inc. on the other, in this Agreement or in any document or other papers delivered pursuant to or in connection with this Agreement shall survive the Closing.

      7.  Indemnification:  Obligations.

     7.1 Lindbergh-Hammar Associates, Inc. agrees to indemnify, defend and hold harmless Wasatch Pharmaceutical, Inc. (and its directors, officers, employees, agents, subsidiaries and affiliates, and their respective successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys fees and disbursements) ("Losses") which any of them shall incur or suffer based upon, arising out of or, otherwise involving any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Lindbergh-Hammar Associates, Inc. contained in the Agreement or in any document or other paper delivered by Lindbergh-Hammar Associates, Inc. in connection with the transactions contemplated by this agreement which was not waived Wasatch Pharmaceutical, Inc. prior to Closing.

     7.2 Wasatch Pharmaceutical, Inc. agrees to indemnify, defend and hold harmless Lindbergh-Hammar Associates, Inc., (and its directors, officers, employees, agents, subsidiaries and affiliates, and their respective successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys fees and disbursements) ("Losses") which any of them shall incur or suffer based upon, arising out of, or otherwise involving any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Wasatch Pharmaceutical, Inc. contained in the Agreement or in any document or other paper delivered by Wasatch Pharmaceutical, Inc. in connection with the transactions contemplated by this agreement which was not waived Lindbergh-Hammar Associates, Inc. prior to Closing.

     8.   Terms for payment of referenced note

     8.1 Lindbergh-Hammar Associates, Inc. agrees pay off the above referenced thirty million ($30,000,000) dollar note on the following basis:

     (A) to make payments over a five (5) year period of time except in the case where the 30 day moving average bid price of the Wasatch Pharmaceutical, Inc. Common Stock Shares decline in value by 15% or more below the value of $6 per share. In such instance Wasatch Pharmaceutical, Inc. will have the option to contribute additional shares of Common Stock or extend the five (5) year period of time to correspond with the decline in the value of the Common Stock.

     (B) to make payments in monthly increments equal to ten (10%) percent of the Insurance Premium Income generated as a result of the Wasatch Pharmaceutical, Inc. stock being assigned to the Capital and Surplus Account of the Insurance Company (i.e., should the Wasatch Pharmaceutical, Inc. shares receive a certification value of $10,000,000 at the beginning of the month, and should there be an additional $10,000,000 block of capital in the Insurance Company Capital and Surplus Account, causing the Insurance Company to have cumulative Capital and Surplus of $20,000,000, Wasatch Pharmaceutical, Inc. would be entitled to 10/20 or 50% of the 10% of that month's premium income).

     (C) to pay a minimum payment of $50,000 on the note in the first ninety days after the date of this agreement, to pay a minimum of $75,000 on the note in the second ninety days after the date of this agreement and to pay a minimum of $100,000 on the note in the third ninety days after the date of this agreement; except in the case should Wasatch Pharmaceutical, Inc. Common Stock price (based on the 30 day moving average of the closing bid price) decline by 10 % or more below the $6 per share price. In that case the minimum payments will be reduced by a like percentage decline as the stock trades below the $6 price per share.

     (D) To provide Wasatch Pharmaceutical, Inc. with Quarterly reports confirming the Insurance Premium Income related to the Wasatch Pharmaceutical, Inc. common stock held in the Capital and Surplus Account of the Insurance company;

     (E) To allow (with proper notice) Wasatch Pharmaceutical, Inc. representatives to inspect the books of the Insurance Company for the express limited purpose of verifying the Insurance Premium Income related to the subject stock.

     8.2 This Agreement and any additional written agreements called for herein together contain the entire agreement between Lindbergh-Hammar Associates, Inc. and Wasatch Pharmaceutical, Inc. with respect to the sale of six million (6,000,000) shares of Wasatch Pharmaceutical, Inc. common stock to Lindbergh-Hammar Associates, Inc.; and the issuance of a thirty million ($30,000,000) dollar note by Lindbergh-Hammar Associates, Inc. to Wasatch Pharmaceutical, Inc. This agreement supersedes all prior arrangements or understandings with respect thereto, and there have been no oral representations or warranties and neither party has relied on any representation not contained herein.

     8.3 This Agreement may be executed in one or more counterparts, all of which then together shall be deemed one original. If any provision of this Agreement is declared unenforceable by a court of competent jurisdiction, such provision shall be enforced to the extent permitted by law, and such declaration shall not affect the validity of any other provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

LINDBERGH-HAMMAR ASSOCIATES, INC.,           WASATCH PHARMACEUTICAL, INC.
A TEXAS CORPORATION                     A UTAH CORPORATION


BY /S/ W.A. GARY, PRESIDENT                     BY /S/ GARY V. HEESCH, PRES.

                         PROMISSORY NOTE

$30,000,000                                                   November 1, 1996

FOR VALUE RECEIVED. Lindbergh-Hammar Associates, Inc. ("Maker"), promises to pay to Wasatch Pharmaceutical, Inc. (the "Holder"), the principal amount of Thirty Million Dollars.

1. Payment and Term. Payment of the principal amount is due and payable over a three year term; except in the event should Wasatch Pharmaceutical, Inc. shares be suspended from trading by the NASD or the SEC. In an event where the trading of the Wasatch Pharmaceutical, Inc. shares are suspended for any reason, for fifteen (15) days or more and without a definite reinstatement date, Lindbergh-Hammar Associates, Inc. will return the Wasatch Pharmaceutical, Inc. shares and receive a full $5.00 per share credit against any unpaid balance remaining on this note. Otherwise, payments are to be made monthly in amounts equal to 10% of the premium income generated as a result of the stock of Wasatch Pharmaceutical, Inc. being used in the capital and surplus account of the insurance company (i.e., should the Wasatch Pharmaceutical, Inc. shares receive a certification value of $30,000,000 at the beginning of the month, and should there be an additional $30,000,000 block of capital in the Insurance Company Capital and Surplus Account causing the Insurance Company to have cumulative Capital and Surplus $60.000,000, Wasatch Pharmaceutical, Inc. would be entitled to 30/60 or 50% of the 10% of that month's premium income). This Promissory Note is interest free for the first three years. However, if the full amount of the $30,000,000 is not paid by the end of the three year period, then for an additional two (2) years interest at the annual rate of 10% of the deficit will begin to accrue. Monthly payments received will first be applied to any accrued interest before applying to the note. At the end of five years the note must be paid in full; and at the end of the five year period Lindbergh-Hammar Associates, Inc. will have the option to pay off any remaining balance with cash, or, return Wasatch Pharmaceutical, Inc. shares to Wasatch Pharmaceutical, Inc. and receive credit for same on the note at the same value per share that the shares were acquired from Wasatch Pharmaceutical, Inc. Payment shall be made in lawful money of the United States to the Holder at 714 East 7200 South, Midvale, Utah 84047; or such other address or direct wire to a bank as the Holder of this Note may from time to time designate.

2. Prepayment. Prepayment in whole or in part at any time and from time to time of the obligations under this Note may be made without penalty.

3. Events of Default. Upon the occurrence or during the continuance of any one of more of the events hereinafter enumerated. Holder may forthwith or at any time thereafter during the continuance of any such event, by notice in writing to Maker, declare the unpaid balance of the principal to be immediately due and payable, and the principal shall become immediately due and payable without presentation, demand, Protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by Maker, such events being as follows:

     (a)Default in the payment of the principal and interest of the Note or any portion thereof when the same shall become due and payable, unless cured within ten (10) days after notice thereof by Holder or the holder of such Note to Maker;

     (b) Maker shall file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization, or shall file an answer admitting the jurisdiction of the court and any material allegations of an involuntary Petition filed pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof, or shall be adjudicated bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any receiver or trustee for Maker, or of all or any substantial portion of its property, or Maker shall make an assignment to an agent authorized to liquidate any substantial part of its assets: or

     (c) An order shall be entered pursuant to any act of Congress relating to bankruptcy or to any act purporting to be amendatory thereof approving an involuntary petition seeking reorganization of Maker, or an order of any court shall be entered appointing any receiver or trustee of or for Maker, or any receiver or trustee of all or any substantial portion of the property of Maker. or a writ or warrant of attachment or any similar process shall be issued by any court against all or any substantial portion of the property of Maker, and such order approving a petition seeking reorganization or appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment, or similar process is not released or bonded within 60 days after its entry or levy.

4.Waivers and Assent to Extension, Indulgence, or Release. Maker hereby waives presentment, demand, notice, protest, notice of protest, or enforcement of this Note, assents to any extensions or postponements of the time of payment or any other indulgence and to the addition or release of any other party or person primarily or secondarily liable. None of the rights and remedies of the Holder hereunder are to be waived or affected by failure or delay to exercise them. All remedies conferred on Holder under this Note shall be cumulative and none is exclusive, Such remedies may be exercised currently or consecutively at Holder's option.

5.Attorney's Fee. If this Note is placed with an attorney for collection, or if suit be instituted for collection, or if any other remedy permitted by law is pursued by Holder, because of any default in the terms and conditions herein, then in such event, the undersigned agrees to pay reasonable attorneys' fees, cost, and other expenses incurred by Holder in so doing.

6. Construction and Governing Law. This Note shall be governed by and construed in accordance with the laws of the state of Utah.

LINDBERGH-HAMMAR ASSOCIATES, INC.


BY:/S/ W.A. GARY, President

                   WASATCH PHARMACEUTICAL, INC.
                       714 EAST 7200 SOUTH
                       MIDVALE, UTAH 84047

NOVEMBER 3, 1996


LINDBERGH-HAMMAR ASSOCIATES, INC
P.O. BOX 1329
WEATHERFORD, TEXAS 76086

TO: THE BOARD OF DIRECTORS

Dear Sirs;

This letter is to confirm that Wasatch Pharmaceutical, Inc. is aware that Lindbergh-Hammar Associates, Inc. is assigning six million (6,000,000) shares of Wasatch Pharmaceutical, Inc. common stock to Crestport Insurance Company, Ltd. for the express purpose of creating financial reserves to write insurance against. Said shares will be reflected as capital and surplus in the balance sheet of the Insurance Company.

This assignment of the shares to the Insurance Company is being made without restriction and with no incumbrance of any kind except in the event that should the Insurance Company cease operating. Should the Insurance Company cease operating for any reason, all shares not set aside, sequestered, pledged or hypothecated otherwise at that time will be conveyed back to Lindbergh Hammar Associates, Inc. Further, this assignment is being made with the express written consent and approval of Wasatch Pharmaceutical, Inc.

Also, Wasatch Pharmaceutical, Inc. agrees that this assignment does not violate any agreement between Wasatch Pharmaceutical, Inc. and Lindbergh-Hammar Associates, Inc.


/S/ GARY V. HEESCH, PRESIDENT


Acknowledged and Accepted


LINDBERGH-HAMMAR ASSOCIATES, INC.


/S/ W.A. GARY, PRESIDENT

                         OPTION AGREEMENT

     THIS OPTION AGREEMENT, ("Agreement"), dated November 3, 1996, is entered into by and between Lindbergh-Hammar Associates, Inc. ("Lindbergh"), a Texas corporation, whose address is P.O. Box 1329, Weatherford, Texas 76086 and Wasatch Pharmaceutical, Inc. ("Wasatch"), a Utah corporation, whose address is 714 East 7200 South, Midvale, Utah 84047.

Lindbergh is the owner of six million (6,000,000) shares of common stock of Wasatch purchased November 15, 1996. Lindbergh agrees to extend an option to Wasatch to repurchase up to one hundred percent (100%) of the six million (6,000,000) shares of stock in Wasatch that has been purchased by Lindbergh. The repurchase price of these shares is $5.00 per share. che term of this option begins three (3) years from the date of this agreement and expires five years from the date of this agreement; further, if there is a balance remaining on the $30,000,000 note issued by Lindbergh to Wasatch when this option is exercised, Wasatch may use and assign that remaining balance on said note back to Lindbergh as purchase consideration to repurchase shares at $5.00 per share; the same cost basis as the stock was acquired from Wasatch with said note, further,

Lindbergh agrees that the stock purchased from Wasatch will be used only in connection with the insurance business and will not be used as collateral on a loan or sold to a third party or used for any other purpose during the term of this option period without the written permission of Wasatch, further, in the event that the common stock of Wasatch is suspended from trading by the SEC or NASD because of this agreement or the original stock purchase agreement for Lindbergh to purchase the stock from Wasatch; or if there is any action taken against Wasatch or its officers by the SEC, NASD or its shareholders as a result of this agreement or the original stock purchase agreement, then Lindbergh agrees to send back the stock certificates representing the six million (6,000,000) shares and Wasatch agrees to reimburse Lindbergh for any shares paid for at $5 per share, further if within one year of the date of this agreement, the average bid price stays above $11 per share for a six month period and the volume appears strong enough to support the stock at $11 per share, Lindbergh agrees to return six million shares of stock back to Wasatch in settlement of debt (applied against $30,000,000 note) at $5.00 per share.

LINDBERGH-HAMMAR ASSOCIATES, INC.,    WASATCH PHARMACEUTICAL, INC.,
A TEXAS CORPORATION                   A UTAH CORPORATION

/S/ W.A. GARY, PRESIDENT              /S/ GARY V. HEESCH, PRESIDENT